Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF THE PROVIDENCE SERVICE CORPORATION

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The Providence Service Corporation, a Delaware corporation (the “Corporation”), certifies as follows:

1. The Second Amended and Restated Certificate of Incorporation (the “Charter”) of the Corporation authorizes the issuance of 400,000 shares of preferred stock of the Corporation designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

FURTHER RESOLVED, that none of the authorized shares of preferred stock of the Corporation designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”), are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued prior to the Final Expiration Date (as defined in the Rights Agreement).

FURTHER RESOLVED, that the Corporation be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Second Amended and Restated Certificate of Incorporation all matters set forth in the Amended Certificate of Designation of Series A Junior Participating Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on December 9, 2011.

FURTHER RESOLVED, that the proper officers of the Corporation are, and each of them hereby is, authorized and directed, for and on behalf of the Corporation and in its name, to execute and file the Certificate of Elimination and such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 27th day of March, 2014.

THE PROVIDENCE SERVICE CORPORATION

By:  /s/ Robert E. Wilson

Name: Robert E. Wilson

Title: Chief Financial Officer